STATE of DELAWARE CERTIFICATE of TRUST

This Certificate of Trust (this "Certificate"), executed by the undersigned Trustee, is filed in accordance with the provisions of the Treatment of Delaware Statutory Trusts (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the "Act") and sets forth the following:

1.

The name of the trust is: The Multi-Strategy Growth & Income Fund (the "Trust").

2.

The business address of the registered office of the Trust and of the registered agent of the Trust is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

3.

The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.

This Certificate is effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of The Multi-Strategy Growth & Income Fund, has executed this Certificate on this 3rd day of June, 2011.

/s/ Emile Molineaux

Emile Molineaux

Sole Trustee